Exhibit 10.6

GENERAL FORM OF RSU

Name of Participant:	[ ]
Number of Restricted Stock Units:	[ ]
Date of Grant:	[ ]

WATERS CORPORATION

2020 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This agreement (this “Agreement”) evidences Restricted Stock Units granted by Waters Corporation (the “Company”) to the individual named above (the “Participant”), pursuant to and subject to the terms and conditions of the Waters Corporation 2020 Equity Incentive Plan (as from time to time amended and in effect, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1. Grant of RSUs. On the date of grant set forth above (the “Date of Grant”), the Company granted to the Participant the number of Restricted Stock Units set forth above (the “RSUs”), giving the Participant the conditional right to receive, with respect to each RSU granted hereunder, without payment and pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, one share of Stock (a “Share”), subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof (the “Award”).

2. Vesting. Unless earlier terminated, forfeited, relinquished or expired, one-fifth (1/5) of the RSUs will vest on each of the first five (5) anniversaries of the Date of Grant, with the number of RSUs that vest on any such date being rounded down to the nearest whole RSU and the Award becoming vested as to one hundred percent (100%) of the RSUs on the fifth (5th) anniversary of the Date of Grant, subject to the Participant remaining in continuous Employment from the Date of Grant through the applicable vesting date except as described in this Section 2 or Section 3 below. In the event the Participant’s Employment terminates due to his or her death, any RSUs that are then outstanding and unvested shall vest in full as of immediately prior to such termination.

3. Cessation of Employment. If the Participant’s Employment ceases for any reason, except as expressly provided for in an employment, severance-benefit or other agreement between the Participant and the Company that is in effect at the time of such termination of Employment, the RSUs, to the extent not then vested, will be immediately forfeited for no consideration. The Administrator will determine whether any leave or other extended period of absence results in a cessation of the Participant’s Employment for purposes of the Award and this Agreement; it being understood that if the Participant is on a leave or other extended period of absence that has been approved by the Administrator (i) with a duration of six (6) months or less or (ii) during which the Participant’s reemployment rights, if any, are guaranteed by statute or by contract, he or she shall be treated for purposes of the Award and this Agreement as remaining in Employment during such approved leave or other period of absence, unless the Administrator determines otherwise.

4. Issuance of Shares. The Company shall, as soon as practicable upon the vesting of any RSUs (but in no event later than sixty (60) days following vesting), issue Shares with respect to such vested RSUs to the Participant (or, in the event of the Participant’s death, to the person to whom the Award has passed by will or the laws of descent and distribution). No Shares will be issued pursuant to this Agreement unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.

5. Company Policies. By accepting the Award, the Participant expressly acknowledges and agrees that the Participant’s rights, and those of any permitted transferee, with respect to the RSUs, including the right to any Shares issued in respect of the RSUs or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). The Participant further agrees to be bound by the terms of any clawback, recoupment or similar policy of the Company or any of its Affiliates and any policy of the Company or any of its Affiliates that relates to trading on non-public information and permitted transactions with respect to shares of Stock, including limitations on hedging and pledging. Nothing in the preceding sentence will be construed as limiting the general application of Section 8 of this Agreement.

6. Nontransferability. The RSUs may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan. Shares issued in respect of vested RSUs may be transferred subject to applicable law and the terms of any policies of the Company or any of its Affiliates.

7. Withholding. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to receive Shares following the vesting of any portion of the Award, are subject to the satisfaction of all taxes required to be withheld with respect to the Award. Unless otherwise determined by the Company, the Company shall automatically satisfy such tax withholding obligations by withholding from the Shares that would otherwise be issued with respect to any vested RSUs a number of Shares having a fair market value equal to the minimum statutory amount required to be withheld to satisfy such tax withholding obligations and/or by causing such number of Shares to be sold in accordance with a sell-to-cover arrangement. The Participant authorizes the Company and its Affiliates to withhold any amounts due in respect of any required tax withholdings by withholding from the Shares otherwise deliverable with respect to the Award, by causing such Shares to be sold in accordance with a sell-to-cover arrangement and/or by withholding from any amounts otherwise owed to the Participant. Nothing in this Section 7 shall be construed as relieving the Participant of any liability for satisfying his or her tax obligations relating to the Award.

8. Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been furnished or made available to the Participant. By accepting, or being deemed to have accepted, all or any part of the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.

9. Acknowledgements. The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the Date of Grant.

WATERS CORPORATION

By:
Name:
Title:

Agreed and Accepted:

By
[Participant’s Name]

[Signature Page to Restricted Stock Unit Award Agreement]